AMENDED AND RESTATED EMPLOYMENT AGREEMENT



AMENDED AND RESTATED AGREEMENT, dated January 20, 2005, by and between UNIVERSAL SUPPLY GROUP, INC., a New York corporation with its principal office at 275 Wagaraw Road, Hawthorne, New Jersey 07506, (the "Company" or "USG") and WILLIAM SALEK, residing at 58 Burma Road, Wyckoff, NJ 07481, (the "Employee"). The effective date of the Agreement shall be January 1, 2005 ("Effective Date").

                                   ARTICLE I

                            EMPLOYMENT: TERM, DUTIES

           1.01. EMPLOYMENT. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, as Chief Financial Officer of the Company.

           1.02. Employee represents and warrants to the Company that he is free to enter into this Agreement in accordance with the terms hereof and is under no restriction, contractual or otherwise, which would interfere with his execution hereof or performance hereunder.

           1.03. TERM. The Employee's employment hereunder shall be for a term (the "Term") commencing on the Effective Date (the "Commencement Date") and terminating at the close of business on December 31, 2007.

           1.04. DUTIES. During the Term, the Employee shall perform such duties, consistent with his position hereunder, as may be assigned to him from time to time by the Board of Directors of the Company, including but not limited to, providing all accounting related matters on behalf of the Company and the Affiliates of the Company. Affiliates mean Colonial Commercial Corp. ("Colonial"), the parent company of USG, and the wholly owned subsidiaries of Colonial. The Employee shall devote his best efforts and his entire time, attention and energies, during regular working hours, to the performance of his duties hereunder and to the furtherance of the business and interests of the Company, its subsidiaries and affiliate companies. Throughout the Term, Employee shall engage in no other business activities other than the passive supervision of his investments.

                                   ARTICLE II

                                  COMPENSATION

           2.01 COMPENSATION. For all services rendered by the Employee hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and the Employee shall accept a salary at the rate of $120,000 per annum. Compensation shall be payable not less frequently than in bi-weekly installments. The Board of Directors may (but shall not be obligated to), at any time and from time to time, grant to the Employee an increase or increases in the compensation otherwise payable pursuant to this
Section 2.01, but such increase or increases, if any, shall not be deemed to alter, modify, waive or otherwise affect any other term, covenant or condition of this Agreement.


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           2.02 INCENTIVE COMPENSATION. For each of the calendar years 2005 through 2007, the Employee shall receive, as Incentive Compensation, a percentage of the Incentive Compensation Base. Incentive Compensation Base shall mean the Company's net earnings (as determined by the Company in accordance with generally accepted auditing standards consistent with those used by Company's parent company) which are included in the parent company's consolidated audited financial statements, plus the amount of any deductions from net earnings which are made in such statements for (i) interest paid or accrued in connection with the acquisition of the Company, (ii) Federal income taxes, (iii) parent company management fees or allocation of overhead from the parent company either paid or accrued and (iv) Incentive Compensation under this Agreement. Earnings of businesses acquired by the Company shall be included in determining Incentive Compensation base. Incentive Compensation will be paid within 30 days following receipt by the Company of the Independent Accountants' report for the year involved and said report shall be binding and conclusive on the calculation of net earnings and Incentive Compensation.




Portion Of Incentive Compensation Base               Additional Compensation
                                                            Percentages


                     Up to     $250,000                        .25%
$  251,000           to        $500,000                        .50%
$  501,000           to        $750,000                        .75%
$  751,000           to      $1,000,000                       1.00%
$1,001,000           to      $1,250,000                       1.25%
$1,251,000           to      $1,500,000                       1.50%
$1,501,000           to      $1,750,000                       1.75%
$1,751,000           to      $2,000,000                       2.00%
$2,001,000           and                                      2.25%
                     over


           For example, if the Incentive Compensation Base is $2,000,000, the additional compensation would be computed as follows:


Incentive Compensation     Additional Compensation      Incentive Compensation
Base                             Percentages
$250,000                             .25%                         $625
$250,000                             .50%                       $1,250
$250,000                             .75%                       $1,875
$250,000                            1.00%                       $2,500
$250,000                            1.25%                       $3,125
$250,000                            1.50%                       $3,750
$250,000                            1.75%                       $4,375
$250,000                            2.00%                       $5,000
--------                                                        ------
$2,000,000                                                     $22,500




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           Total Incentive Compensation in this example would be $22,500.

           2.03. DEDUCTIONS. The Company shall deduct from the compensation described in Section 2.01 and Section 2.02 any Federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

           2.04. DISABILITY ADJUSTMENTS. Any compensation otherwise payable to the Employee pursuant to Section 2.01 during any Disability Period (as that term is hereinafter defined) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the company.

                                   ARTICLE III

                               BENEFITS; EXPENSES

           3.01 FRINGE BENEFITS. During the Term, the Employee shall be entitled to participate, in amounts commensurate with the Employee's position hereunder, in such group life, health, accident, disability or hospitalization insurance plans, subject to underwriting requirements as the Company, or its parent, may make available to its other executive employees.

           3.02. EXPENSES. Upon presentation of an itemized account thereof, with such substantiation as the Company shall require, the Company shall pay or reimburse the Employee for the reasonable and necessary expenses directly and properly incurred by the Employee in connection with the performance of his duties hereunder, subject to guidelines established by the Board of Directors of the Company.

           3.03. VACATIONS. During the Term, the Employee shall be entitled to paid holidays and paid vacations in accordance with the policy of the Company as determined by the Board of Directors of the Company provided, however, that the Employee shall be entitled to not less than four weeks paid vacation during each year of the Term, to be taken at times convenient to the Employee and to the Company.

           3.04. LOCATION. Notwithstanding anything which may be contained herein to the contrary, the Employee's office shall be located in the northeastern New Jersey area and the performance of his duties hereunder shall not require his continued presence outside of such area if the Employee shall object thereto.

           3.05 AUTOMOBILE. The Company shall provide Employee with an automobile for the Employee to utilize related to his employment activities. The automobile shall be of the make, model and type deemed appropriate by the Company.



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                                   ARTICLE IV

                                   TERMINATION

           4.01. TERMINATION. The employment of the Employee, and the obligations of the Employee and the Company hereunder, shall cease and terminate (except as otherwise specifically provided in this Agreement) upon the first to occur on the following dates (the "Termination Date") described in this Section 4.01:

           (a) The date of expiration by its terms of the Term;

           (b) The date of death of the Employee

           (c) The date on which the Company gives to Employee a notice of disability (a "Disability Notice"). The Company may give a Disability Notice if the Employee shall become unable, by reason of illness or incapacity, to perform the duties required of him pursuant to this Agreement, for a period of ( i ) ninety (90) consecutive days or (ii) for 180 (one hundred eighty) days in any 365 day period, (the "Disability Period").

           (d) The date on which the Company by notice terminates Employee's employment for cause in accordance with Article VI.

                                   ARTICLE V.

                              RESTRICTIVE COVENANTS

           5.01. NON-DISCLOSURE. During and after Employee's employment, and whether or not employment is terminated for cause, without cause or otherwise, the Employee shall not disclose or furnish to any other person, firm or corporation (the "Entity") except in the course of the performance of his duties hereunder, the following:

           (a) any information relating to any process, technique or procedure used by by the Company, including, without limitation, computer programs and methods of evaluation and pricing and marketing techniques; or

           (b) any information relating to the operations or financial status of the Company, including, without limitation, all financial data and sources of financing, which is not specifically a matter of public record; or

           (c) any information of a confidential nature obtained as a result of his prior, present or future relationship with the Company, which is not specifically a matter of public record; or

           (d) any trade secrets of the Company; or

           (e) the name, address or other information relating to any customer or debtor of the Company.

           5.02. NON-COMPETITION. The Employee shall not, from the date hereof and until six months following the termination of his employment with the Company for whatever reason, whether with or without cause or otherwise (the "Restriction Period"):




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           (a) in any manner, directly or indirectly, be interested in, employed by, make any loan, guaranty or other financial accommodation for, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory, brokerage, finder or other capacity for any entity which, directly or indirectly, then competes with the Company anywhere within the Territory (as that term is hereinafter defined) provided, however, that the Employee may invest in any entity which may be deemed to be in competition with the Company hereunder, the Common Stock of which entity is "publicly held", provided that the Employee shall not own or control securities which constitute more than four percent of the voting rights or equity ownership of such entity. Without limiting the generality of the foregoing, the Employee or any entity shall be deemed to compete with the Company if at any time during the Restriction Period the Employee or such entity engages in any aspect of the business of distributing products or services for heating ventilation and air conditioning ("HVAC") contractors. The term "Products" includes without limitation heating and air conditioning equipment, controls, parts, and accessories. The term "Services" includes without limitation temperature control system design and panel fabrication, technical field support and technical training.

           (b) The Employee shall not during the Restriction Period:

                    (i) in any manner, directly or indirectly, attempt to seek to cause any entity to refrain from dealing or doing business with the Company or assist any entity in doing so or attempting to do so;

                    (ii) employ or retain any person who was an employee or consultant to the Company at any time during the preceding two years; or

                    (iii) solicit the business of any person or entity who at any time was a customer or active prospect of the Company

           5.03 DEFINITIONS. As used in this Article V only: (a) the term "Company" shall include any parent, subsidiary or affiliate of, or successor to, the Company and (b) the term "Territory" shall mean any state (including the District of Columbia), territory or possession of the United States within which the Company presently or hereafter does business.

           5.04 BREACH OF PROVISIONS. In the event that the Employee shall breach any of the Provisions of this Article V, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach to enforce the provisions of this Article V, without posting bond or security. The Employee agrees and acknowledges that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use a defense thereto that there is an adequate remedy at law.


           5.05. REASONABLE RESTRICTIONS; COURT MAY REFORM. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business. The courts enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.


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           5.06. Extension of Restricted Period. All time periods in this
Article shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.


                                   ARTICLE VI

                              TERMINATION FOR CAUSE

           6.01. TERMINATION BY THE COMPANY FOR CAUSE. At any time during the term of this Agreement, the Company may discharge the Employee for cause and terminate this Agreement without any further liability hereunder to the Employee or his estate, except to pay any accrued, but unpaid, salary but not Incentive Compensation to him. In the event of such termination, Employee agrees he shall also be deemed to have resigned from the Company and its Parent, as a President and Employee, effective as of the date of such termination. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Employee upon written notification to the Employee limited, however, to one or more of the following reasons:

                    (i) Fraud, misappropriate or embezzlement by the Employee in connection with the Company; or

                    (ii) Gross neglect of duties which has a detrimental effect on the Company after notice to the Employee of the particular details thereof and a period of thirty (30) days to correct such mismanagement or neglect, if any; or

                    (iii) Conviction or plea of "no contest" by a court of
                         competent jurisdiction in the United States of a felony or a crime involving moral turpitude, including but not limited to drug abuse, violence and sexual harassment, or

                    (iv) Willful and unauthorized disclosure of confidential, or proprietary trade secret information of the Company; or

                    (v) The Employee's breach of any material term or provision of this agreement, after notice to the Employee of the particular details thereof and a period of not less than thirty (30) days thereafter within which to cure such breach, if any.

                                   ARTICLE VII

                                  MISCELLANEOUS

           7.01. ASSIGNMENT. This Agreement shall not be assigned by either party, except that the Company shall have the right to assign its rights hereunder to any parent, subsidiary and affiliate of, or successor to, the Company.



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           7.02. BINDING EFFECT. This Agreement shall extend to and be binding upon the Employee, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns.

           7.03. NOTICES. Any notice required or permitted to be given under this Agreement to either party shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, to the address of such party hereinabove set forth or to such other address as such party may hereafter designate by a notice given to the other party in the manner provided in this
Section 7.03.

           7.04 WAIVER. A waiver by a party hereto of a breach of any term, covenant or condition of this Agreement by the other party hereto shall not operate or be construed as waiver of any other or subsequent breach by such party of the same or any other term, covenant or condition hereof.

           7.05. PRIOR AGREEMENTS. Any and all prior agreements between the Company and the Employee, whether written or oral, between the parties, relating to any and all matters covered by, and contained or otherwise dealt within this Agreement are hereby canceled and terminated.

           7.06. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to the subject mater hereof and no waiver, modification, change or amendment of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

           7.07. AUTHORITY. The parties severally represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms; covenants and conditions hereof.

           7.08. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Federal and state courts in Nassau County, New York shall have exclusive jurisdiction on all matters relating to this Agreement. TRIAL BY JURY IS WAIVED.

           7.09. SEVERABILITY. In the event that any of the provisions of this Agreement, or any portion thereof, shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected or impaired, but shall remain in full force and effect.

           7.10. TITLES. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenant or conditions of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

                                            UNIVERSAL SUPPLY GROUP, INC.

                                            By____________________________
                                              William Pagano, President

                                            By____________________________
                                                 William Salek, Employee






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